CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$37,350

Pricing Supplement Dated November 6, 2017	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 5, 2015 and	Registration No. 333-207838

Prospectus Supplement dated November 5, 2015)

PACCAR Financial Corp.

Medium-Term Notes, Series O - Fixed Rate

CUSIP # 69371RN85

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐   Barclays Capital Inc.

☒   BNP Paribas Securities Corp.

☒   Citigroup Global Markets Inc.

☐   J.P. Morgan Securities LLC

☐   Merrill Lynch, Pierce, Fenner & Smith

                                Incorporated

☒   MUFG Securities Americas Inc.

☐   U.S. Bancorp Investments, Inc.

☒   Other: Wells Fargo Securities, LLC

ING Financial Markets LLC

Scotia Capital (USA) Inc.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.991% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: November 13, 2017 (T+5)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 13, 2020

Net Proceeds to Company: $299,373,000	Interest Payment Dates: Semi-annually on each May 13 and November 13, commencing May 13, 2018 Record Dates: April 29 and October 30 preceding the applicable Interest Payment Date

Interest Rate: 2.050% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price: ____%

Form:        ☒  Book-Entry    ☐  Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about November 13, 2017.

Plan of Distribution:

Name	Title	Principal Amount of Notes
BNP Paribas Securities Corp.	Bookrunner	$63,000,000
Citigroup Global Markets Inc.	Bookrunner	$63,000,000
MUFG Securities Americas Inc.	Bookrunner	$63,000,000
Wells Fargo Securities, LLC	Bookrunner	$63,000,000
ING Financial Markets LLC	Co-Manager	$24,000,000
Scotia Capital (USA) Inc.	Co-Manager	$24,000,000

Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

Supplemental Plan of Distribution

The following discussion supplements the discussion contained in the accompanying Prospectus and Prospectus Supplement under the caption “Plan of Distribution.”

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (‘‘NI 33-105’’), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this pricing supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the bookrunners for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each relevant member state.

We or the agents have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the agents with a view to the final placement of the securities as contemplated in this pricing supplement. Accordingly, no purchaser of the securities, other than the agents, is authorized to make any further offer of the securities on behalf of us, or the agents.

United Kingdom

This pricing supplement and the accompanying prospectus supplement and prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities, and other persons falling within Article 49(2)(a) to (d) of the Order or (iii) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This pricing supplement and the accompanying prospectus supplement and prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this pricing supplement and the accompanying prospectus supplement and prospectus relate will be available to, and will be engaged in with, only relevant persons. Any person in the United Kingdom that is not a relevant person must not act or rely on this pricing supplement or any of its contents.

No invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by the agents in connection with the issue or sale of the securities may be communicated or caused to be communicated except in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA must be complied with in connection with anything done in relation to the securities in, from or otherwise involving the United Kingdom.